Exhibit 12.1

700 12th Street, NW
Washington, DC 20005

July 5, 2022

Board of Directors

RADAR USA, INC.

To the Board of Directors:

We are acting as counsel to RADAR USA, INC. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 20,000,000 shares of the Company’s Non-Voting Common Stock, par value $0.00001 per share (the “Shares”) by the Company, as well as the Company’s Voting Common Stock, par value $0.00001 per share (the “Underlying Shares”), into which the Company Shares may convert.

In connection with the opinion contained herein, we have examined the offering statement, the second amended and restated certificate of incorporation and the amendments thereto, the Company’s bylaws, as amended, the minutes of meetings of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the absence of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the (i) the Shares are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable and (ii) the Underlying Shares into which the Shares may convert are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP
CrowdCheck Law LLP